Buchanan Ingersoll
ATTORNEYS

Joseph P. Galda
215-665-3879
galdajp@bipc.com

                                     September 27, 2000
VDC Communications, Inc.
75 Holly Hill Lane
Greenwich, CT  06830

Gentlemen:

         We have acted as counsel to VDC Communications, Inc., a Delaware corporation (the "Company"), in connection with the filing by the Company of a registration statement on Form S-3 (the "Registration Statement"), under the Securities Act of 1933, as amended (the "Act"), relating to the registration of 1,388,706 shares of the Company's common stock, $0.0001 par value per share (the "Shares"), all of which are to be offered by certain Selling Security Holders as set forth in the Registration Statement.

         In connection with the Registration Statement, we have examined such corporate records and documents, other documents, and such questions of law as we have deemed necessary or appropriate for purposes of this opinion. On the basis of such examination, it is our opinion that the issuance of the Shares has been duly and validly authorized, and the Shares are legally issued, fully paid and non-assessable.

         We hereby consent to the filing of this opinion as Exhibit 5.1 to the Registration Statement and to the reference to this firm under the heading "Legal Matters" in the Registration Statement. In giving this consent, we do not admit that we are in the category of persons whose consent is required under
Section 7 of the Act or the rules and regulations promulgated thereunder.

                                     Very truly yours,

                                     BUCHANAN INGERSOLL PROFESSIONAL CORPORATION

                                     By:  /S/ Joseph P. Galda
                                        ----------------------------------------
                                          Joseph P. Galda